EXHIBIT 11.1

LOAN AGREEMENT

THIS AGREEMENT dated for reference the 1st day of April, 2012 and made, BETWEEN:

LOCAL GARDEN VANCOUVER INC., a company under the Business Corporations Act of British Columbia (BC0931345) c/o 120 Columbia Street, Vancouver, BC, V6A 3Z8;

and

VALCENT PRODUCTS INC., an Alberta company under the Business Corporations Act of Alberta (206816738) and registered as an extraprovincial company under the Business Corporations Act of British Columbia (A0047687), c/o 120 Columbia Street, Vancouver, BC, V6A 3A8

(collectively, the “Borrower”)

AND:

VANCITY CAPITAL CORPORATION, a company under the Business Corporations Act of British Columbia (530632), having an office at Vancity Centre, 6th Floor, 183 Terminal Avenue, Vancouver, BC, V6A 4G2;

(the “Lender”)

WITNESSES THAT WHEREAS:

A.            The Lender has agreed to make the Loan available to the Borrower to assist the Borrower in financing the start up costs of the Business and to provide working capital to carry on the Business; and

B.            The parties wish to provide for the terms and conditions upon which the Loan shall be made available to the Borrower;

THEREFORE in consideration of the premise and of the mutual covenants and agreements hereinafter set forth, the Lender and the Borrower warrant and represent to and covenant and agree with each other as set forth below.

1.           DEFINITIONS; INTERPRETATION

1.1           For the purpose of this Agreement, the following words and phrases will have meanings set forth below unless the parties or the context otherwise require(s):

(a)          “Advance” means an advance on account of the Loan;

(b)	“Agreement” and “this Agreement” means this agreement and all schedules hereto as the same may be amended, modified, replaced or restated from time to time;

(c)	“Borrower” means the parties so described above and their successors and permitted assigns, whether immediate or derivative;

(d)
“Borrower’s Indebtedness” means all present and future indebtedness and liability, direct and indirect, of the Borrower to the Lender (including, without limitation, at any point in time the principal amount outstanding under the Loan, all unpaid accrued interest thereon, and all fees and costs and expenses then payable in connection therewith);

(e)	“Business” means the greenhouse production of produce including any ancillary business from time to time operated in conjunction with the foregoing;

(f)	“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in Vancouver British Columbia, Canada, are required to be open for business;

(g)	“Change in Control” means:

(i)	any change in the beneficial ownership of a majority of the issued shares in the capital of the Borrower; or

(ii)	a public offering of any of the shares in the capital of the Borrower;

(h)
“Debt Service Coverage Ratio” for a given period means (net after tax income plus interest, tax, depreciation, amortization and other non cash expenses and cash reserves) divided by all current payments of principal and interest;

(i)
“Debt to Equity Ratio” for a given period means (total liabilities less postponed shareholder loans) divided by the aggregate of (shareholder’s equity, postponed shareholder loans less goodwill and intangible assets);

(j)	“Default Notice” means a written notice of an Event of Default delivered to the Borrower by the Lender;

(k)	“Deferred Interest” means that portion of the Interest Rate equal to 2.0% per annum where the payment shall be deferred in the manner provided in this Agreement;

(l)
“Distributions” means (i) dividends or distributions on any class or kind of shares, (ii) distributions on account of repurchases or redemptions of any shares or reductions in capital in any way whatsoever, (iii) repayments of any shareholder advances, and (iv) payments of bonuses, management fees, wages and salaries;

(m)	"EBITDA" for a particular period means net earning before all interest (long term and short term), income taxes, depreciation, amortization and any other non-cash expenses;

(n)	“Event of Default” means any of the events specified in Section 12, and “Default” mean any of such events;

(o)	“First Verticrop System” means the Verticrop system being financed by the Lender under this Loan Agreement;

(p)	“Fiscal Year End” means, in respect of the Borrower, March 31;

(q)
“Governmental Body” means, as the context requires, any government, parliament, legislature, regulatory authority, agency, tribunal, department, commission, board or court or other law, regulation or rule making entity (including a Minister of the Crown) having or purporting to have jurisdiction on behalf of Canada, any province, a municipality, a region, a district, any subdivision thereof or other lawful authority;

(r)
“Interest Payment Date” means the 15th day of each calendar month, commencing with the 15th day of the calendar month immediately following the month during which the first Advance is made and continuing on the 1st day of each calendar month thereafter until the Borrower’s Indebtedness is repaid in full.

(s)	“Interest Rate” means the floating rate per annum that is equal to the lesser of:

(i)	the Reference Rate plus 8.0%; and

(ii)	14.0%,

calculated and compounded monthly, not in advance as well after as before maturity, default and judgment on the outstanding daily balance of the Loan based on the number of days elapsed in a 365 day year;

(t)	“Lender” means the party so described above and its successors and assigns, whether immediate or derivative;

(u)
“Lien” means, with respect to any Person, any mortgage, lien, pledge, hypothecation, charge, security interest (including, without limitation, an assignment, notice, or security interest filed pursuant to the Bank Act (Canada)) or other encumbrance, or any interest or title of any vendor, lessor, or lender to or other secured party of such Person under any conditional sale or other title retention agreement, upon or with respect to any property asset or undertaking of such Person, including any agreement to create any of the foregoing;

(v)	“Loan Documents” means this Agreement and the Security Documents;

(w)	“Loan” means loan of $1,250,000 established by the Lender in favour of the Borrower pursuant to this Agreement comprised of the Term Loan and the Operating Loan;

(x)	“Local Garden” means Local Garden Vancouver Inc. (BC0931345) and its successors and permitted assigns, whether immediate or derivative;

(y)	“material adverse effect” in respect of the Borrower means a material adverse effect on:

(i)	the business, operations, affairs, financial condition, property, assets or undertakings of the Borrower, or

(ii)	the validity, priority or enforceability of any agreement (including this Agreement) to which that Borrower is a party or by which any of its property, assets and undertakings are bound;

(z)	“material” in respect of the Borrower means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Borrower;

(aa)	“Maturity Date” means:

(i)	in respect of the Operating Loan, on demand and failing demand April 15,2019; and

(i)	in respect of the Term Loan, April 15, 2019, unless sooner determineddue to the occurrence of an Event of Default;

(bb)	“Other Obligant” means any other Person who is liable for the payment, observance or performance of the Borrower’s Indebtedness, either in whole or in part;

(cc)	“Other Verticrop Systems” means any other Verticrop system(s) owned or operated by the Borrower, other than the First Verticrop System;

(dd)	“Permitted Liens” means:

(i)	the Security Documents granted in favour of the Lender pursuant to this Agreement;

(ii)	Liens in favour of other Persons which have been approved by the Lender in writing in its sole and absolute discretion;

(iii)
minor Liens, provided that such Liens are not incurred in connection with the borrowing of money or that such Liens do not materially detract from the value of the affected assets or materially impair the use thereof in the operation of the business; and

(iv)
any Lien securing a purchase money obligation, provided that (i) no such Lien affects any property other than the property acquired by the incurring of such purchase money obligation, and (ii) such Lien does not secure an amount in excess of the original purchase price of such property, less repayments made from time to time;

(ee)
“Person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof;

(ff)	“Reference Rate” means the greater of:

(i)	that per annum rate of interest regardless of compounding frequency designated by Vancouver City Savings Credit Union from time to time as its “Prime Rate”; and

(ii)	2.0% per annum;

(gg)
“Security Documents” means the security documents set out in Section 11 to this Agreement and any other security document from time to time taken by the Lender from the Borrower and/or any Other Obligant as security for the payment, observance and performance of the Borrower’s Indebtedness in whole or in part;

(hh)	“Term Sheet” means the term sheet dated February 7, 2012 and issued by the Lender to the Borrower in connection with the Loan; and

(ii)	“Valcent” means Valcent Products Inc. (A0047687) and its successors and permitted assigns, whether immediate or derivative.

2.           LOAN

2.1	Subject to the terms and conditions of this Agreement, the Lender hereby establishesand agrees to make the Loan available to the Borrower, comprised of the following:

(a)	a revolving loan in the principal amount of $250,000 (the “Operating Loan”), and

(b)	a non-revolving loan in the principal amount of $1,000,000 (the “Term Loan”) to be made available to the Borrower by way of two Advances of $500,000 each,

(which are sometimes collectively referred to as the “Loan”).

2.2          Royalty Payments

Commencing on 15th day of the month that is 6 months after the first Advance on the Loan and continuing on the 15th day of each and every month for the next 174 months, the Borrower shall pay to the Lender a monthly royalty (the “Royalty Payments”) for each month regardless of whether the Loan or any part thereof remains outstanding, equal to:

(a)	3.00% of the gross revenues of Local Garden until the earlier of:

(i)	the Maturity Date; and

(ii)	the date the Borrower’s indebtedness is paid in full pursuant to section 7.2; and

(b)	thereafter, 1.5% of the gross revenue of Local Garden unless the Lender hasissued a Default Notice during the Term of the Loan in which case Royalty Payments shall continue at 3.00% of gross revenues.

The obligation of the Borrower to make Royalty Payments to the Lender shall survive the prepayment or repayment of the Loan and shall continue to be subject to the terms and conditions of this Agreement and secured by the Security Documents.

Notwithstanding the foregoing, the Lender shall not include gross revenues derived exclusively from Other Verticrop Systems operated by the Borrower where:

(c)	the Lender has not financed any of the start up or operational costs of the Other Verticrop Systems in whole or in part; and

(d)	the Lender has approved the Other Verticrop System in writing (such approval not to be unreasonably withheld).

2.3           Subordination of Security Documents

Provided that the Borrower has repaid the Loan and all interest outstanding in connection therewith and the Borrower is not otherwise in Default of its obligations hereunder, the Lender agrees to subordinate the Security Documents in favour of a bank, credit union or similar financial institution on terms satisfactory to the Lender acting reasonably.

3.           PURPOSE

3.1
The Loan will be made available to the Borrower to assist the Borrower in financing thestart up costs of the Business and to provide working capital to carry on its Business and for no other purpose without the prior written consent of the Lender.

4.           MATURITY DATE

4.1	The outstanding principal amount of the Loan together with all accrued and unpaidinterest and all other amounts outstanding hereunder shall become due and payable in full on the Maturity Date.

5.           INTEREST AND FEES

5.1	Calculation of Interest. The outstanding daily principal balance of the Loan will bear interest at the Interest Rate until paid in full.

5.2
Interest Payment Date. On each Interest Payment Date the Borrower will pay the Lender all interest which has accrued on account of the outstanding balance of the Loan and then remains unpaid other than the Deferred Interest. The Deferred Interest shall be due and payable on the Maturity Date unless sooner determined by the Lender due to the occurrence of an Event of Default.

5.3
Overdue Interest. All overdue and unpaid interest (other than Deferred Interest) and all fees, costs, and other amounts payable by the Borrower hereunder or under any of the Security Documents will be added to principal and will bear interest at the applicable interest rate until paid in full.

5.4
Minimum Interest. Except as contemplated by Section 7.2, the Borrower shall pay the Lender Minimum Interest on the Term Loan. For the purposes of this Agreement “Minimum Interest” means $360,000. If at the time the Borrower repays or prepays the Term Loan in full, the interest which has accrued on account of the Term Loan is less than Minimum Interest, the Borrower shall pay the Lender in addition to the outstanding principal balance of the Term Loan, the difference between Minimum Interest and the total amount of interest which has then accrued hereunder on account of the Term Loan and has not been paid to the Lender.

5.5
Adjustment of Interest. Notwithstanding any provision to the contrary contained in this Agreement, in no event will the aggregate “interest” (as defined in Section 347 of the Criminal Code, Revised Statues of Canada, 1985, c. 46 as the same may be amended, replaced or re-enacted from time to time) payable under this Agreement exceed the effective annual rate of interest on the “credit advanced” (as defined in that section) under this Agreement lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in that section) is determined to be contrary to the provision of that section, such payment, collection or demand will be deemed to have been made by mutual mistake of the Borrower and the Lender and the amount of such payment or collection will be refunded to the Borrower; for purposes of this Agreement the effective annual rate of interest will be determined in accordance with generally accepted actuarial practices and principles over the term of the Loan on the basis of annual compounding of the lawfully permitted rate of interest and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Lender will be conclusive for the purposes of such determination, in the absence of evidence to the contrary.

5.6
Commitment Fee. The Lender shall be paid a commitment fee of $20,000 (the "Commitment Fee"). The parties acknowledge and agree that the Commitment Fee was earned and payable to the Lender on the issuance of the Term Sheet.

5.7
Transaction Fees. The Borrower will pay the Lender’s standard loan amendment, cancellation fees and security processing fees, which are charged for the administrative handling of the file including amending loan terms and conditions, switching interest rate plans, changes related to the amalgamation of the Borrower and the provision of discharges. The Borrower will pay the Lender for returned cheque handling. These fees may change from time to time without notice.

5.8
Expenses.The Borrower is responsible for third party expenses, fees and disbursements including fees, disbursement and charges for the services of the Lender’s solicitors that are incurred in arranging and placing of the Loan and perfecting and registering the security for the Loan and the Borrower authorizes the Lender to pay same out of proceeds of the Loan or as an additional advance under the Loan.

5.9	Administration Fee. The Borrower shall pay to the Lender an annual administration fee in the amount of $1,250.00 commencing on the date that is one year after the initial Advance.

6.           REPAYMENT

6.1
Blended Payments. Commencing October 15, 2012 and continuing on the 15th day of each and every month until the Term Loan is repaid in full, the Borrower will make monthly blended payments of principal and interest in such amounts as determined by the Lender.

6.2
Default Rate. Without limiting any of the rights and remedies of the Lender hereunder, if the Borrower defaults on any payment obligation to the Lender and fails to cure such default within 30 days the Interest Rate shall be increased to 25% until such time as the default has been cured.

6.3	No Set-off. All amounts payable by the Borrower under this Agreement will be paid without set-off or counterclaim, and without any deductions or withholdings whatsoever.

6.4
Application of Payments. Subject to the provisions hereof, all payments received by the Lender on account of the Borrower’s Indebtedness will be applied first in payment of outstanding interest and secondly in reduction of the principal balance of the Loan then outstanding. If a payment represents a prepayment or is received at any time while an Event of Default remains outstanding, the Lender may appropriate such payment to such part or parts of the Borrower’s Indebtedness as the Lender in its sole discretion may determine and the Lender may from time to time revoke and change any such appropriation.

6.5
Records of Advances, Payments, Etc. The Lender is hereby authorized to open and maintain books of account and other books and records evidencing all advances under the Loan, interest accruing thereon, fees, charges, and other amounts from time to time charged to the Borrower under the Loan Documents; and amounts from time to time owing, paid, or repaid by the Borrower under this Agreement. All such books, accounts, and records will constitute prima facie evidence of the amount owing by the Borrower under the Loan Documents; but the failure to make any entry or recording in such books, accounts, and records will not limit or otherwise affect the obligations of the Borrower under the Loan Documents.

6.6
Business Day. Notwithstanding anything in this Agreement to the contrary, any payment of principal of or interest on the Borrower’s Indebtedness that is due on a date other than a Business Day will be made on the next succeeding Business Day. If the date for any payment on the Borrower’s Indebtedness is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension will not be included in the computation of the interest payable on such Business Day.

6.7
Payments to be Made. The Borrower will make all payments due hereunder, when due to the Lender at Vancity Centre, 6th floor, 183 Terminal Avenue, Vancouver, BC V6A 4G2, or at such address as the Lender may advise the Borrower in writing from time to time. All monies received after 2:00 p.m. Vancouver B.C. local time will be deemed received on the next Business Day.

7.          PREPAYMENT

7.1
Subject to the payment of Minimum Interest and the provisions of 7.2 hereof, theBorrower may prepay the Term Loan in whole or in part at any time without bonus or penalty on not less than 10 days prior written notice provided that together with the amount prepaid, the Borrower pays all interest which has then accrued but remains outstanding.

7.2
Notwithstanding Section 7.1 and provided that there is no outstanding Event of Default,the Borrower may make the following additional payments on account of the Term Loan without penalty or prepayment compensation:

(a)	up to 15% of the outstanding principal amount of the Term Loan on the second and third anniversary date of the initial Advance; and

(b)	up to 25% of the outstanding principal amount of the Term Loan on the fourth anniversary date of the initial Advance, and

(c)
thereafter, subject to the payment of Minimum Interest, the Borrower mayprepare the balance of the Term Loan in whole or in party without penalty or prepayment compensation,

(collectively, the “Prepayment Privileges”).

8.           CONDITIONS PRECEDENT TO EACH ADVANCE UNDER THE LOAN

8.1
The Lender’s obligation to make any Advance is subject to the following conditionsprecedent having been met to the Lender’s sole satisfaction or waived by the Lender in writing at the time of that Advance, namely:

(a)
the Lender having received a properly executed original of this Agreement and the Security Documents then in effect together with an opinion from its solicitors, acceptable to the Lender in its discretion, with respect to the validity, priority and enforceability thereof;

(b)	the Borrower’s representations and warranties contained herein and in the Security Documents then in effect then being true and correct in all material respects;

(c)	the Lender having completed and approved the due diligence requirements outlined in the Term Sheet;

(d)	there then being no outstanding Default or Event of Default and no outstanding condition, event or act which with or without the giving of notice could become an Event of Default; and

(e)	there then being no outstanding condition, event or act which has had or would reasonably be expected to have a material adverse effect.

8.2
The Lender’s obligation to make the second $500,000 Advance on account of the Term Loan is subject to the following conditions precedent having been met to the Lender’s sole satisfaction or waived by the Lender in writing at the time of that Advance, namely:

(a)	the Lender having received confirmation that an additional $500,000 has been invested in Local Garden by Valcent on terms satisfactory to the Lender;

(b)
the Lender having received confirmation (in form and content satisfactory to the Lender and its solicitors) that the Borrower has all necessary permits, authorizations and consents from the City of Vancouver to continue to operate the Business; and

(c)	the Lender having received evidence satisfactory to the Lender that the Borrower and its employees have acquired the technical skills required to operate the Business.

9.           REPRESENTATIONS AND WARRANTIES

9.1	The Borrower represents and warrants to the Lender at the time of its execution anddelivery of this Agreement and at the time of each Advance, as follows:

(a)	it is a corporation duly organized, validly existing and in good standing under the laws of British Columbia;

(b)
it has the (corporate) power and capacity to carry on business, own property or interests therein, borrow and lend money, grant security, make, keep, observe and perform representations, warranties, covenants and agreements and incur obligations and liabilities, all as contemplated hereby;

(c)
there is no action, suit, investigation or proceeding outstanding or pending or, to the knowledge of the Borrower, threatened against it or any of its property, assets or undertakings by or before any court, arbitrator or administrative or Governmental Body which would reasonably be expected to have a material adverse effect;

(d)
it has not agreed or consented to, nor has it agreed to cause or permit in the future (upon the happening of a contingency or otherwise), any of its property, whether now owned or hereafter acquired, to be subject to a Lien, except for Permitted Liens;

(e)
the execution and delivery by it of this Agreement and the Security Documents and the performance by it of its obligations hereunder and thereunder, do not and will not conflict with or result in a breach of any of the terms, conditions, or provisions of:

(i)	its constating documents,

(ii)	any law, regulation, or decree applicable or binding on it or any of its property, assets and undertaking, or

(iii)
any agreement or instrument to which it or any of its property assets or undertakings is a party or bound, the breach of which could reasonably be expected to have a material adverse effect or result in, or require or permit the imposition of any Lien in or with respect to the property, assets and undertakings now owned or hereafter acquired by it.

10.          COVENANTS

10.1	Positive Covenants. The Borrower will:

(a)	Comply with Laws - comply with all laws, ordinances or governmental rules or regulations applicable to it or any of its property, assets and undertakings;

(b)
Obtain/Maintain Licenses - obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its property, assets and undertakings or to the conduct of its businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a material adverse effect;

(c)
Maintain Assets - maintain and keep its property, assets and undertakings in good repair, working order and condition (other than ordinary wear and tear), so that the business(es) carried on by it may be properly conducted at all times; and

(d)
Notify of Litigation – promptly give the Lender notice in writing of all litigation and all proceedings before any governmental or regulatory agencies or arbitration authorities affecting it, except those which, if adversely determined, would not have a material adverse effect on its financial condition or business.

10.2	Negative Covenants. So long as this Agreement remains in effect, Local Garden will not, without the prior written consent of the Lender, which consent will not be unreasonably withheld:

(a)	Capital Expenditures:permit its annual capital expenditure to exceed $100,000;

(b)	Change Name: change its name;

(c)	Change Corporate Structure: amalgamate, consolidate or merge with any other Person;

(d)	Change Capital Structure: redeem any of its redeemable shares or securities or repay any shareholder loans or otherwise change its share capital;

(e)	Change Fiscal Year End: change its Fiscal Year End;

(f)
Distributions:make any Distributions unless the Distributions represent bonuses, wages or salaries to be paid to the employees, officers and directors of the Borrower which in each case are considered reasonable and market in such industry sector;

(g)
Incur Indebtedness: incur any further indebtedness of either a direct or indirect nature to any party other than the Lender (including without limitation any shareholder loan) except in the normal course of business (which for certainty may without limitation include leasing or buying any equipment by conditional sale agreement);

(h)	Liens: grant or allow any Lien to be registered against it or exist on any of its property, assets and undertaking, save and except for Permitted Liens;

(i)	Transfer Intellectual Property: sell, assign, transfer or convey its right, patents, trade secrets, licenses, trademarks, or any other intellectual or industrial property; and

(j)	Provide Loans or Guarantees: make any advances or loans to, or any investment in, or provide any guarantees on behalf of, any Person.

10.3	Financial Covenants. So as long as this Agreement remains in effect, Local Garden will not, without the prior written consent of the Lender:

(a)	Debt to Equity Ratio: permit its Debt to Equity Ratio to be greater than 1.5:1.0; and

(b)	Debt Service Coverage Ratio: permit its Debt Service Coverage Ratio to be less than 1.25:1.0.

The foregoing financial ratios will be tested quarterly and calculated on a rolling 4 quarter basis based on the quarterly compliance certificate provided by Local Garden and the most recent financial statements of Local Garden approved by the Lender.

10.4	Financial Statements. So long as this Agreement remains in effect, Local Garden will provide the Lender with the following information:

(a)
Annual Financial Statements: within 90 days of its Fiscal Year End, financial statements of Local Garden prepared by an independent public accountant approved by the Lender on a review engagement basis, which statements must be signed by two Directors of Local Garden (or the sole Director if Local Garden has only one Director);

(b)	Impact Reporting Certificate. on a semi-annual basis Local Garden will provide the Lender with an impact reporting certificate in the form attached as Schedule “A” hereto;

(c)
Quarterly Financial Statements: within 60 days of the end of the first, second and third quarter, management prepared financial statements of Local Garden which statements must include age payables/receivables and an inventory listing and a financial tracking worksheet/declaration;

(d)	Monthly: within 25 days of month end, management prepared sales and operation update and a financial covenant compliance certificate in the form provided by the Lender; and

(e)
Other: at the request of the Lender, such other reports, certificates, projections of income and cash flow or other matters affecting its business affairs or financial condition as the Lender may reasonably request.

11.         SECURITY

11.1
As security for payment, observance and performance of the Borrower’s Indebtedness, the Borrower agrees to execute and deliver (and cause each Other Obligant to execute and deliver),inter alia, the following documents (collectively, the “Security Documents”) in a form and manner satisfactory to the Lender and the Lender’s solicitors:

(a)	a general security agreement from each Borrower;

(b)	an assignment of the license (the “License”) between Local Garden and the Parking Corporation of Vancouver (the “Licensor”) with respect to the premises located at 535 Richards Street, Vancouver, BC;

(c)	an acknowledgement of the assignment of the License from the Licensor;

(d)
an assignment/endorsement of insurance (including extended coverage endorsement) in amounts and from an insurer acceptable to the Lender on all of the present and future real and personal property of the Borrower; and

(e)	such other security as the Lender may reasonably require from time to time.

11.2
Each Security Document is given as additional, concurrent and collateral security to the remainder of the Security Documents and will not operate to merge, novate or discharge the Borrower’s Indebtedness or any of the other Security Documents. The execution and delivery of each Security Document will not in any way suspend or affect the present or future rights and remedies of the Lender in respect of the Borrower’s Indebtedness, or the other Security Documents. No action or judgment taken by the Lender in respect of any of the Security Documents or with respect to the Borrower’s Indebtedness will affect the liability of the Borrower hereunder and nothing but the actual payment in full by the Borrower to the Lender of the Borrower’s Indebtedness will discharge the Borrower or any of the Security Documents.

12.         EVENTS OF DEFAULT

12.1
At the option of the Lender, the Borrower’s Indebtedness will immediately become due and payable and this Agreement and the Security Documents will become enforceable upon the happening of any one or more of the following events:

(a)
Default - if the Borrower makes default in any payment of principal, interest, or other money payable by it hereunder or under any of the Security Documents when the same becomes due hereunder or thereunder, or if the Borrower makes default in the observance or performance of something required to be done or some covenant or condition required to be observed or performed hereunder or in any of the Security Documents;

(b)	Misrepresentation - if any representation or warranty given by or on behalf of the Borrower is untrue in any material respect;

(c)	Winding-Up - if an order is made or a resolution is passed for the winding-up of the Borrower, or if a petition is filed for the winding-up of the Borrower;

(d)
Bankruptcy - if the Borrower commits or threatens to commit any act of bankruptcy; becomes insolvent; or makes an assignment or proposal under the Bankruptcy and Insolvency Act (Canada) or similar legislation in any other jurisdiction, a general assignment in favour of its creditors, or a bulk sale of its assets; or if a bankruptcy petition is filed or presented against the Borrower;

(e)	Receivership - if a receiver, receiver and manager, or receiver-manager, or any person with like powers, is appointed for all or any of the property, assets and undertakings of the Borrower;

(f)
Arrangement - if any proceedings with respect to the Borrower are commenced under the Companies Creditors Arrangement Act (Canada) or under the Bankruptcy and Insolvency Act (Canada) or similar legislation in any other jurisdiction;

(g)
Other Indebtedness - if the Borrower permits any sum which has been admitted as due by it, or is not disputed to be due by it, and which forms or is capable of being made a charge upon any of its property, assets and undertakings in priority to any charge created by any of the Security Documents, to remain unpaid for 30 days after proceedings have been taken to enforce the same;

(h)	Cease Business - if the Borrower ceases or threatens to cease to carry on any of its business;

(i)	Default in Other Payment - if the Borrower makes default in payment of the Borrower’s Indebtedness or liability to the Lender, whether secured by the Security Documents or not;

(j)
Enforcement of Other Encumbrance - if the holder (other than the Lender) of any Lien against the property, assets and undertakings of the Borrower, any subsidiary of the Borrower, does anything to enforce or realize on such Lien, and if, in the reasonable opinion of the Lender, such enforcement or realization would have a material adverse effect on the security for the Borrower’s Indebtedness or on the Borrower’s ability to repay the Borrower’s Indebtedness;

(k)	Transfer of Property - if, without the prior written consent of the Lender, the Borrower transfers its property assets or undertakings or any material part thereof to any other Person;

(l)
Property in Jeopardy - if the Lender in good faith believes, and has commercially reasonable grounds to believe, that the prospect of repayment of the Borrower’s Indebtedness in whole or in part is impaired or that any of the property, assets and undertakings of the Borrower are, or are about to be, placed in jeopardy;

(m)
Execution - if any execution, sequestration, extent, or any other process of any kind is levied upon or enforced against any of the property, assets or undertakings of the Borrower or any subsidiary of the Borrower and remains unsatisfied for a period of eight days as to personal property or three weeks as to real property, unless such process is disputed in good faith and, in the reasonable opinion of the Lender, does not jeopardize or impair the security constituted by the Security Documents in any material way;

(n)
Distress - if a distress or analogous process is levied upon the any of the property, assets or undertakings of the Borrower any subsidiary of the Borrower, or any part thereof, unless the process is disputed in good faith and adequate security is given to pay the amount claimed in full;

(o)
Subsequent Encumbrances - if, without the prior written consent of the Lender (such consent not to be unreasonably withheld), the Borrower mortgages, charges, or otherwise encumbers any of the property, assets or undertakings charged by the Security Documents to any Person other than the Lender, other than any encumbrance or charge securing a purchase money obligation, provided that (i) no such encumbrance or charge affects any property other than the property acquired by the incurring of such purchase money obligation, and (ii) such encumbrance or charge does not secure an amount in excess of the original purchase price of such property, less repayments made from time to time; and

(p)	Change in Control – if there is a Change in Control of Local Garden.

13.         WAIVER

13.1
The Lender may waive any breach by the Borrower of any of the provisions contained in this Agreement or in the Security Documents or any default by the Borrower in the observance or performance of any covenant or condition required to be observed or performed by the Borrower under the terms of this Agreement or any of the Security Documents; but any waiver by the Lender of such breach or default, or any failure to take any action to enforce its rights hereunder or under any of the Security Documents, will not extend to or be taken in any manner whatsoever to affect any subsequent breach or default or the rights resulting therefrom.

14.         RIGHT OF FIRST REFUSAL

14.1
The Borrower agrees that the Lender will have a right of first refusal to provide the Borrower with a loan on account of any financing related to the expansion and/or development of the Business or the VertiCrop technology in Canada for a period of 5 years after the initial Advance on account of the Loan.

14.2	The Borrower agrees that this right of first refusal will apply to any proposal at any time made:

(a)	to the Borrower by any third party, which the Borrower is prepared to accept; and

(b)	by the Borrower to any third party, which the Borrower is prepared to make, (in this Section an “Offer”) in respect of any such financing.

14.3
The Borrower agrees that before accepting or making an Offer the Borrower will give the Lender a copy of same whereupon the Lender will have 20 business days from the receipt of such Offer to exercise this right of first refusal by notice in writing to the Borrower to that effect to provide such financing to the Borrower on the terms and conditions set out in that Offer, failing which the Borrower may, subject to the provisions of this Section, proceed with such financing on the terms set forth in that Offer.

14.4
It is understood that this right of first refusal will be a continuing right of first refusal and the foregoing provisions of this Section will apply to each Offer and any counter-offer thereto which the Borrower is prepared to accept or make, as the case may be.

14.5
It is also understood that this right of first refusal will continue in effect for a period of five years from the first Advance (whether are not the Loan is outstanding) and that a “financing” includes a “refinancing”.

15.         REMEDIES UNDER THIS AGREEMENT AND THE SECURITY DOCUMENTS

15.1	Cross Default. Any default by the Borrower under this Agreement or under any of the Security Documents will constitute a default under the remainder of the Security Documents.

15.2
Remedies Cumulative. All rights and remedies stipulated for the Lender hereunder or in any of the Security Documents will be deemed to be in addition to and not restrictive of the right and remedies which the Lender might be entitled to at law or in equity; and the Lender may realize on the Security Documents or any part thereof in any manner and in such order as it may be advised, and any such realization by any means will not bar realization of any other security or any part or parts thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof, nor will any failure on the part of the Lender to exercise, or any delay in exercising any rights under this Agreement or any of the Security Documents operate as a waiver.

15.3
No Waiver. The acceptance by the Lender of any further security or of any payment of or on account of the Borrower’s Indebtedness after a Default or of any payment on account of any past Default will not be construed to be a waiver of any right in respect of any future default or of any past default not completely cured thereby; and the Lender may, in its uncontrolled discretion, exercise any and all rights, powers, remedies and recourses available to it in accordance with this Agreement and the Security Documents concurrently or individually without the necessity of any election.

16.         MISCELLANEOUS

16.1
Further Assurances. Each of the parties hereto will forthwith at all times, and from time to time, at the Borrower’s sole cost and expense, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, documents and assurances which, in the opinion of a Lender, acting reasonably, are necessary or advisable for the better accomplishing and effecting of the intent of this Agreement.

16.2
Pay Costs. The Borrower will pay all legal costs, registration fees and other costs incurred by the Lender in connection with the preparation, negotiation, registration and enforcement of this Agreement and the Security Documents.

16.3
No Merger. None of the execution and delivery of the Security Documents, the registration of the Security Documents and making of any advance will in any way merge or extinguish this Agreement or the terms and conditions hereof, which will continue in full force and effect.

16.4
Conflict. In the event of any inconsistency or conflict between any of the provisions of this Agreement and the Security Documents the provisions of this Agreement will prevail; but the omission from this Agreement of any covenant, agreement, term, or condition contained in the the Security Documents will not be considered to be an inconsistency or a conflict.

16.5	Syndication. The Lender shall have the right to syndicate or grant participations in all or any portion of the Loan.

16.6	Assignment. Neither this Agreement nor any benefits hereunder may be transferred, assigned or otherwise disposed of by the Borrower to any Person without the prior written consent of the Lender.

16.7
Amendment. No amendment, waiver or modification of, or agreement collateral to, this Agreement or any of the Security Documents will be enforceable against any party hereto unless it is by a formal instrument in writing expressed to be a modification of this Agreement or the Security Documents, as the case may be, and executed in the same fashion as this Agreement.

16.8
Enurement. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto will bind and enure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any transferee) whether so expressed or not; provided, however, that the Borrower may not assign its rights or obligations hereunder to any Person.

16.9
Notice. Any notice required or permitted to be given under this Agreement will be in writing and may be given by delivering, sending by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy, or sending by prepaid registered mail posted in Canada, the notice to the following address or number:

(a)               If to the Borrower:

LOCAL GARDEN VANCOUVER INC.
c/o 120 Columbia Street
Vancouver, BC, V6A 3Z8

Attention:       Steven Fane, CEO
Facsimile No.: N/A with a copy to:

ROBERT JAMES KING LAW CORPORATION
1800 – 999 West Hastings Street
Vancouver, BC, V6C 2W2

Attention:        Robert James King
Facsimile No.: (604) 682-4996

(b)              If to the Lender:

VANCITY CAPITAL CORPORATION
Vancity Centre, 6th Floor, 183 Terminal Avenue
Vancouver, BC V6A 4G2

Attention:          Christine Bergeron
Fax No:              (604) 871-5409

with a copy to:

MILLER THOMSON LLP
Barristers and Solicitors
1000 – 840 Howe Street
Vancouver, BC V6Z 2M1

Attention:        Brent Clark
Facsimile No.: (604) 643-1200

(or to such other address or number as any party may specify by notice in writing to another party).

Any notice delivered or sent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy on a business day will be deemed conclusively to have been effectively given on the day the notice was delivered, or the transmission was sent successfully to the number set out above, as the case may be. Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the third business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

16.10	Headings for Convenience Only. The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

16.11
Governing Law. This Agreement will be construed and enforced in accordance with, and the rights of the parties will be governed by the laws of the Province of British Columbia and applicable laws of Canada. The Lender and the Borrower hereby attorn to the courts of competent jurisdiction of the Province of British Columbia, Canada in any proceedings hereunder.

16.12
Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

16.13
Independent Covenants. All covenants hereunder will be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant will not avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists.

16.14
Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

16.15
Discharge. Upon repayment in full of the Borrower’s Indebtedness and the cancellation by the Lender and the Borrower in writing of the Loan, the Lender will, at the expense of the Borrower, execute and deliver to the Borrower a release and discharge of the Security Documents.

16.16
Partial Release. Provided there is no outstanding Event of Default, on the second anniversary of the first Advance, the Lender will, at the expense of the Borrower, execute and deliver to Valcent a release and discharge of Valcent’s obligations under the Loan Documents.

16.17
Entire Agreement. This Agreement (including the Schedules hereto) and the Security Documents constitute the entire agreement between the parties with respect to all of the matters herein and their execution has not been induced by, nor do any of the parties rely upon or regard as material, any representations or writings whatever not incorporated herein or therein and made a part hereof or thereof and may not be amended or modified in any respect except by written instrument signed by the parties hereto.

16.18	Currency. Unless otherwise provided for herein, all monetary amounts referred to herein shall refer to the lawful money of Canada.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized on the ______ day of April, 2012.

LOCAL GARDEN VANCOUVER INC.

Per:      ______________________________________
Authorized Signatory

VALCENT PRODUCTS INC.

Per:       _____________________________________
Authorized Signatory

VANCITY CAPITAL CORPORATION

Per:       _____________________________________
Authorized Signatory

SCHEDULE “A”

IMPACT REPORTING CERTIFICATE

I, ______________, in my capacity as __________ of Local Garden Vancouver Inc. certify that the following impact reporting metrics are true and accurate.

1.  Pounds of leafy greens shipped

2.  Estimated average shipping distance

3.  Confirmation no pesticides, or herbicides used.

4.  Water and Natural Gas usage (annual)

5.  Employment: Disadvantaged Employees & Students hired, if any

6. Pounds of leafy greens donated/sold to local high social value outlets, if any. Average price if sold.

Signature: ______________________________________	Date: ___________________________________

ASSIGNMENT OF SPECIFIC CONTRACT

(LICENSE AGREEMENT)

THIS ASSIGNMENT OF SPECIFIC CONTRACT (LICENSE AGREEMENT) is dated for reference April 1, 2012 and made,

BETWEEN:

LOCAL GARDEN VANCOUVER INC., a company under the Business Corporations Act of British Columbia (BC0931345) c/o 120 Columbia Street, Vancouver, BC V6A 3Z8;

(the “Assignor”)

AND:

VANCITY CAPITAL CORPORATION, a company under the Business Corporations Act of British Columbia (530632), having and office at Vancity Centre, 6th Floor, 183 Terminal Avenue, Vancouver, BC V6A 4G2;

(the “Assignee”)

A.                           The Borrower has agreed to borrow the monies representing the Loan.

B.                            It is a condition of the Loan that the Assignor execute and deliver this Assignment to the Assignee.

In consideration of the foregoing and other good and valuable consideration now paid by the Assignee to the Assignor (the receipt and sufficiency of which is hereby acknowledged by the Assignor) the Assignor represents to and agrees with the Assignee as set forth herein.

ARTICLE 1
DEFINITIONS

1.1                          Definitions

In this Assignment the following words and phrases will have the meanings set out below unless the parties or the context otherwise require(s).

(a)           “Assigned Property” means all of the Assignor’s present and future right, title and interest in and to:

(i)	the Contracts;

(ii)	the Monies;

(iii)	the Rights;

(iv)
all other instruments and other documents now or hereafter in the possession of the Assignor or its agents evidencing or relating to any of the foregoing, or securing the payment, observance, performance or exercise of any of the Assignor’s Obligations or any Other Party’s Obligations; and

(v)	all proceeds now or hereafter arising out of any one or more of theforegoing, that are goods, intangibles, securities, documents of title, chattel paper, instruments or money.

(b)	“Assignee” means the Person or Persons so described above and their respective heirs, executors, administrators, successors and assigns, whether immediate or derivative.

(c)	“Assignment” or “this Assignment” means this Assignment, including all recitals and schedules hereto, as amended, restated or replaced from time to time.

(d)	“Assignor” means the Person or Persons so described above and their respective heirs, executors, administrators, successors and assigns, whether immediate or derivative.

(e)	“Assignor’s Obligations” means the present and future debts, obligations and liabilities of the Assignor under a Contract.

(f)	“Borrower” means the Assignor and Valcent Products Inc. and their respective successors and assigns, whether immediate or derivative.

(g)	“Contracts” means each contract attached hereto or referred to in Schedule “A” as amended, modified, replaced or restated from time to time.

(h)
“Governmental Authority” means any federal, provincial, state, municipal, county or regional government or governmental, regulatory or public authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing.

(i)	“Loan” means the loan(s) of $1,250,000 made or to be made by the Assignee to the Borrower pursuant to the Loan Agreement.

(j)	“Loan Agreement” means the loan agreement dated for reference April 1, 2012, between the Borrower and the Assignee, as amended, modified, restated or replaced from time to time.

(k)	“Monies” means, without duplication, all monies now or hereafter payable to the Assignor under a Contract.

(l)	“Notice of Exercise of Assignment” has the meaning given to it in Section 2.3 hereof.

(m)	“Notice of Revocation” has the meaning given to it in Section 2.3 hereof.

(n)	“Other Documents” means the instruments and documents referred to in Section 1.1(a)(iv) hereof.

(o)	“Other Party” mean a Person other than the Assignor who is a party to a Contract.

(p)	“Other Party’s Obligations” in respect of a Contract means the present and future debts, obligations and liabilities of an Other Party to the Assignor under that Contract.

(q)
“Persons” or “Person” means any individual, sole proprietorship, corporation, partnership, bank, joint venture, trust, unincorporated association, association, institution, entity, party or an Governmental Authority.

(r)
“Rights” means all of the present and future benefits, advantages, privileges, powers, claims, demands, rights, remedies, securities, judgments and the like whatsoever (including any extensions or renewals thereof), which the Assignor may be entitled to under a Contract, including the benefit and advantage of all representations, warranties, covenants and agreements now or hereafter made to the Assignor by or on behalf of any Other Party in respect thereof.

(s)	“Secured Obligations” mean the present and future debts, obligations and liabilities of the Assignor to the Assignee now or hereafter existing in connection with the Loan.

1.2                          Additional Definitions

Words used in this Assignment that are defined in the Personal Property Security Act of British Columbia or Alberta, as applicable, or any regulations thereto will have the meaning given to them in that Act or regulations unless otherwise defined herein.

ARTICLE 2
ASSIGNMENT AND CREATION OF SECURITY INTEREST

2.1                              Assignment of Assigned Property and creation of Security Interest

The Assignor absolutely assigns and grants a security interest in the Assigned Property to the Assignee who takes a security interest in the Assigned Property from the Assignor on the terms set forth herein until all of the Secured Obligations have been fully paid, performed and satisfied and a discharge of this Assignment is given to the Assignor after a written request therefor by the Assignor to the Assignee.

2.2                             Present Assignment and immediate creation of Security Interest

This Assignment is given by the Assignor as a present assignment and as additional collateral security for the payment, observance and performance of the Secured Obligations.

The security interest created hereby will attach immediately upon the execution of this Assignment by the Assignor, or in the case of any after acquired Assigned Property, upon the acquisition thereof by or on behalf of the Assignor and there is no intention to postpone the attachment of the security interest which attached upon the execution of this Assignment (or in the case of after acquired Assigned Property, will attach upon the date of acquisition thereof by or on behalf of the Assignor).

2.3                              Notice of Exercise of Assignment; Notice of Revocation

(a)	Notwithstanding the provisions of Sections 2.1 and 2.2 hereof:

(i)	the Assignor will, subject to the terms hereof, be permitted to enjoy and enforce the Assigned Property; and

(ii)	the Assignee will not be permitted to enjoy the Assigned Property,

as if this Assignment had not been made, until the Assignee gives the Assignor a written notice (a “Notice of Exercise of Assignment”) that:

A.	the Assignor is in default in respect of some or all of the Secured Obligations; or

B.	if any of the Secured Obligations are to be paid or satisfied on demand, the Assignee has demanded or is concurrently demanding the payment and satisfaction of those Secured Obligations, and

C.	the Assignee is exercising its rights hereunder to the extent set forth in that notice.

(b)	The decision of the Assignee as to whether there has been a default in respect ofany of the Secured Obligations will be final and binding on the Assignor.

(c)	The Assignee may revoke a Notice of Exercise of Assignment given by it at anytime by giving the Assignor a written notice to that effect (each a “Notice of Revocation”).

ARTICLE 3
ASSIGNOR’S REPRESENTATIONS AND WARRANTIES

3.1                      Representations and Warranties

(a)	Rights in Assigned Property: The Assignor has (or in the case of after acquired Assigned Property, will have) rights in the Assigned Property.

(b)	Value: Value has been given to the Assignor by the Assignee.

(c)	Authority to Assign: The Assignor has the power and authority to assign the legal and beneficial title to the Assigned Property to the Assignee in the manner contemplated by this Assignment.

(d)
Contracts and Other Documents delivered: The Assignor has delivered the original or a certified true copy of each Contract and the Other Documents currently in its possession or control to the Assignee.

(e)
Contract and Other Documents Complete: Each Contract and the Other Documents delivered to the Assignee represent the entire agreement between the parties thereto with respect to the subject matter thereof.

(f)	Contract Valid and Subsisting and in Effect: Each Contract is valid and subsisting and in full force and effect.

(g)	No Other Assignments: Except as previously disclosed by it to the Assignee in writing and as constituted hereby, the Assignor has not assigned or encumbered any of the Assigned Property.

(h)
Assignor’s Obligations Performed; Rights maintained: Except as previously disclosed by it to the Assignee in writing, the Assignor has fulfilled and performed all of the Assignor’s Obligations and has maintained all of the Rights.

(i)	No Defaults: Except as previously disclosed by it to the Assignee in writing, the Assignor is not aware of any default by the Assignor or any Other Party under the Contracts.

(j)	No Outstanding Disputes: Except as previously disclosed by it to the Assignee in writing, there are no outstanding disputes between the Assignor and any Other Party in respect of the Contracts.

(k)	No Consents Required: Except as set forth in the Contracts, there are no consents required from any Person to the assignment of the Assigned Property as contemplated hereby.

(l)	No Termination of Contracts, Guarantees or Rights: Except as previously disclosed to the Assignee in writing, the Assignor has not done or omitted to do anything having the effect of:

(i)	terminating or cancelling any of the Assigned Property; or

(ii)	waiving, releasing, reducing or abating any Right,and none of the Assigned Property is affected by any defence, set-off or counterclaim.

ARTICLE 4
ASSIGNOR’S AGREEMENTS

4.1                             Positive Agreements

(a)	Deliver True Copies: The Assignor shall, upon receipt of a written demand by the Assignee, deliver to the Assignee a true and complete copy of each Contract and Other Documents then in effect.

(b)	Further Assurances: The Assignor shall execute such further assurances as may be required by the Assignee from time to time to give effect to the true intent and meaning of this Assignment.

(c)
Give Status Certificate: The Assignor, shall upon receipt of a written demand therefor by the Assignee made no more frequently then once during any three month period, forthwith deliver to the Assignee a then current status certificate in respect of each Contract signed by the Assignor, addressed to the Assignee and in the form required by the Assignee and the Assignor will use commercially reasonable efforts to also obtain the signature to such status certificate of each Other Party who is a party thereto or bound thereby.

(d)
Give Notice of this Assignment: The Assignor shall deliver a copy of this Assignment to each Person who is an Other Party as the Assignee may designate and shall use commercially reasonable efforts to obtain from each of those Persons an executed consent to this Assignment in the form required by the Assignee.

(e)
Join in Proceedings: Upon the Assignor’s receipt of a Notice of Exercise of Assignment and until it is revoked by a Notice of Revocation or this Assignment is terminated pursuant to Section 2.1 hereof, the Assignor shall at its own cost and expense join in any action or proceeding brought by the Assignee in respect of all or any part of the Assigned Property as the Assignee may require.

4.2                             Negative Agreements

(a)
No Termination, Cancellation: The Assignor shall not terminate or cancel any Contract or any Right without the prior written consent of the Assignee, except by reason of the default of the Other Party thereto or in the ordinary course of the Assignee’s business and for the purposes of carrying on the same.

(b)	No Amendments: The Assignor shall not amend any Contract or Right without the prior written consent of the Assignee.

(c)	No Other Assignments, etc.: The Assignor shall not further assign or encumber any Contract or any Right without the prior written consent of the Assignee.

ARTICLE 5
ASSIGNEE’S RIGHTS AND REMEDIES

5.1                              Authority to Enforce

Upon the Assignor’s receipt of a Notice of Exercise of Assignment and until it is revoked by a Notice of Revocation or this Assignment is terminated pursuant to Section 2.1 hereto, the Assignee will have the authority to enforce each Contract and to enforce and exercise the Rights thereunder (including the full power and authority to demand, collect, sue for, recover, receive and give receipts for the Monies and to enforce payment thereof) in the name of the Assignor or the Assignee or both of them, as if the Assignee were the absolute owner thereof and an original party to that Contract, without regard to the state of accounts between the Assignor and the Assignee.

5.2                              Power of Attorney

Upon receipt of a Notice of Exercise of Assignment and until it is revoked by a Notice of Revocation or this Assignment is terminated pursuant to Section 2.1 hereto, the Assignor hereby nominates, constitutes and appoints the Assignee its true and lawful attorney, with the full power of substitution for and in the name of and at the expense of the Assignor, to act in relation to the Assigned Property and enforce the performance of a Contract and the performance and exercise of the Rights under each (including securing the enforcement and performance of an Other Party’s Obligations), as fully and effectually in all respects as the Assignor could do (including the power and authority to institute and prosecute any action or proceeding in respect of the whole or any part of the Assigned Property and to execute a discharge thereof on behalf of the Assignor) as the Assignee may deem advisable in its sole discretion. This power of attorney will be irrevocable and coupled with an interest and will survive the death, disability, insolvency or other legal incapacity of the Assignor.

5.3                             Power to Sell

At the time and from time to time after giving the Assignee a Notice of Exercise of Assignment and until it is revoked by a Notice of Revocation or terminated pursuant to Section 2.1 hereof, the Assignee may sell by public or private sale or otherwise dispose of such of the Assigned Property in such manner, upon such terms and conditions, for such consideration (including deferred payment) and at such time or times as may seem to it advisable, in its sole discretion and without notice to the Assignor and without any liability to the Assignor or any other party for any loss resulting therefrom.

5.4                             Assignor’s continuing obligation to pay, observe and perform Landlord’s Obligations

Notwithstanding any exercise by the Assignee of any of its rights and remedies hereunder or under any other security from time to time taken by the Assignee for the payment, performance or observance of the whole or any portion of the Obligations:

(a)	the Assignor shall at all times keep, observe and perform and be solely responsible for the payment, observance and performance of all of the Assignor’s Obligations; and

(b)	the Assignee shall at no time be responsible for payment, observance or performance of any of the Assignor’s Obligations,

unless the Assignee specifically agrees to the contrary in writing.

5.5                             No obligation on Assignee to preserve or enforce

The Assignee shall not be under any obligation at any time to:

(a)	see to or enforce the performance of a Contract or any part thereof or any Rights or any Other Party’s Obligations thereunder; or

(b)	institute proceedings for the purpose of preserving a Contract or any of the Rights.

5.6                             Not a Mortgagee in Possession

The Assignee will not for any reason whatsoever become or be deemed a mortgagee in possession.

5.7                             Account for Monies Received

The Assignee shall only account for monies that actually come into its hands by virtue of this Assignment and it may apply those monies, in whole or in part, against the Secured Obligations as it determines from time to time in its sole and absolute discretion. The Assignee may hold those monies, in whole or in part, in a separate interest bearing account for the benefit of the Assignor for such time as it determines and then apply those monies as it determines, without prejudice to any claim for any deficiency.

5.8                             Additional Rights

This Assignment and the rights and remedies of the Assignee hereunder are in addition to and without prejudice to any other securities and rights and remedies which the Assignee may now or at any time hereafter have or acquire from the Assignor or any other Person or by law in respect of the whole or any part of the Secured Obligations.

5.9                             No Merger

The taking of a judgment on any agreement contained in this Assignment will not operate to create any merger or discharge of any obligation or liability of the Assignor hereunder or of any other securities now or hereafter given to the Assignor by any Person whomsoever (including the Assignor) in respect of the Secured Obligations or any part thereof.

5.10                           No Prejudice

None of the Assignee’s rights or remedies under any other securities now or hereafter held by the Assignee from any Person whomsoever (including the Assignor) in respect of the Secured Obligations or any part thereof, will be delayed or in any way prejudiced by this Assignment.

5.11                           Remedies Concurrent

The Assignee may commence any actions or institute any proceedings under any securities now or hereafter given to it by any Person whomsoever (including the Assignor) in respect of the Secured Obligations or any part thereof, in any order it sees fit.

5.12                           Dealings With Others

The Assignee may, subject to the rights of prior permitted assignees, compound, compromise, grant extensions, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Assignor and all other Persons liable and securities taken for the Secured Obligations in whole or in part as the Assignee may see fit, without prejudice to the rights of the Assignee under this Assignment.

5.13                           Reimbursement for Expenses

The Assignee may charge on its own behalf and also pay to other Persons reasonable sums for expenses incurred and for services rendered (expressly including legal advice and on a solicitor and his own client basis) in connection with the enforcement of any Contract or the enforcement or exercising of any Right and may add those sums to the indebtedness of the Assignor forming part of the Secured Obligations.

5.14                           Waiver of Default or Breach

The Assignee may waive any default or breach by the Assignor under any security document executed and delivered to the Assignee in connection with the Secured Obligations and will not be bound to serve notice upon any other Person who is a party to any Document upon the happening of any such default or breach, but any such waiver will not extend to any subsequent default or breach.

5.15                           Indemnity

The Assignor shall indemnify the Assignee from and against any and all damages, costs and expenses suffered or incurred by the Assignee (including special costs) in relation to this Assignment and enforcement of any of its rights or remedies hereunder.

ARTICLE 6
MISCELLANEOUS

6.1                              Notices

Any demand, notice or other communication required or permitted to be made or given pursuant hereto will be in writing and will be given in the manner contemplated by the Commitment Letter.

6.2                             Amendment

Any amendment of this Assignment will not be binding unless in writing and signed by the Assignor and the Assignee.

6.3                             Time

Time will be of the essence of this Assignment.

6.4                             Effectiveness

All provisions of this Assignment will have effect, any statute to the contrary notwithstanding.

6.5                             Execution in Counterparts

If the Assignor is comprised of more than one Person, this Assignment may be executed by those Persons in counterparts and such counterparts shall together form one original Assignment.

ARTICLE 7
INTERPRETATION

7.1                              Headings

All headings and titles in this Assignment are inserted for convenience of reference only and will not affect the construction or interpretation of this Assignment.

7.2                             Hereof, Etc.

All references in this Assignment to the words “hereof”, “herein” or “hereunder” will be construed to mean and refer to this Assignment as a whole and will not be construed to refer only to a specific Article, Section, paragraph or clause of this Assignment unless the context clearly requires such construction.

7.3                             Joint and Several Liability

If any party hereto is comprised of more than one Person, the assignments, security interests and any other charges constituted hereby and the representations, warranties, agreements, obligations and liabilities made by or imposed upon that party herein or by law will be deemed to have been made or incurred by all those Persons jointly and by each of those Persons severally.

7.4                             Severability

If any term of this Assignment is held to be unenforceable or otherwise invalid, such holding will not in any way affect the enforceability or validity of the remaining terms of this Assignment.

7.5                              Governing Law

This Assignment will be governed by and construed in accordance with the laws of the Province of British Columbia; provided that the foregoing will in no way limit the right of the Assignee to commence suits, actions or proceedings based on this Assignment in any other jurisdiction.

7.6                              Interpretation

Wherever the singular or masculine gender is used throughout this Assignment, the same will be construed as meaning the plural or the feminine or the body corporate or politic where the context or the parties hereto so require.

7.7                             Capacity

If the Assigned Property or any portion thereof or any interest therein is now or at any time hereafter held by the Assignor as a partner of a firm, as a trustee, as an agent, or in any other similar capacity, whether fiduciary or otherwise:

(a)	each and every warranty, representation, covenant, agreement, obligation and liability contained herein; and

(b)	each and every assignment, security interest and other charge created hereby,

whether made by or imposed upon the Assignor hereunder, will be and be deemed to be jointly and severally made by or imposed upon the Assignor and the partnership, the beneficiary(ies) of the trust, the principal(s) of the agent, or other entity(ies), as the case may be, and each assignment, security interest and other charge contained in this Assignment will be deemed to be an assignment, security interest or charge against the right, title and interest of the partnership, the beneficiary(ies), the principal(s), or such entity(ies), as the case may be, in and to, the Assigned Property, as well as being an assignment of or charge against the right, title, estate or interest of the Assignor in and to the Assigned Property, it being the intention of the Assignor that this Assignment will be an assignment of the legal and beneficial title to the Assigned Property.

7.8                             Binding Effect

This Assignment will be binding on the Assignor and will enure to the benefit of the Assignee.

Executed by the Assignor at Vancouver, British Columbia, this ____ day of April, 2012.

LOCAL GARDEN VANCOUVER INC.

Per:   _________________________________
Authorized Signatory

This is page 11 to the agreement entitled “ASSIGNMENT OF SPECIFIC CONTRACT (LICENSE AGREEMENT)” dated for reference APRIL 1, 2012 and made by LOCAL GARDEN VANCOUVER INC. in favour of VANCITY CAPITAL CORPORATION in connection with a loan of $1,250,000.00 to LOCAL GARDEN VANCOUVER INC. and VALCENT PRODUCTS INC.

SCHEDULE "A"
CONTRACT(S)

LICENSE AGREEMENT

This License is made as of the ______ day of _____________________ 2012 (the "Effective Date").

BETWEEN

PARKING CORPORATION OF VANCOUVER
Suite 209, 700 West Pender Street, Vancouver, BC V6C 1G8

("Licensor")

AND

LOCAL GARDEN VANCOUVER INC.
120 Columbia Street, Vancouver, British Columbia VOA 3Z8

("Licensee")

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Definitions. The terms defined herein shall have, for all purposes of this License and all instruments supplemental hereto, the following meanings unless the context expressly or by necessary implication otherwise requires:

(a)	"Authorized Users" means the Licensee and the Licensee's servants, agents and invitees, and any passengers or persons accompanying any of them;

(b)	"Rental Fee" has the meaning as defined in paragraph 5;

(c)	"Lien" has the meaning as defined in paragraph I 5;

(d)	"Parking Facility" means the parking facility operated by the Licensor of behalf of the City of Vancouver 535 Richards Street Vancouver, BC;

(e)	"Parking Space" means every parking space on the roof of the Parking Facility as designated by the Licensor,

(f)	"Property" means strata Iot 541 of Strata Plan BCS VAT' 210 situated in the City of Vancouver, Province of British Columbia, and described as:

Parcel Identifier (PID): 015488764
Civic Address: 523 Richards Street Vancouver, BC (Also known as 535 Richards Street)

(g)	"Expropriation Cost" has the meaning as defined in paragraph 7;

(t)	"Repositioning Costs" has the meaning as defined in paragraph 8;

(1)	"Business Interruption Amount" has the meaning as defined in paragraph 8;

(i)	"Security Gate" has the meaning as defined in paragraph 10;

(k)	"Term" has the meaning as defined in paragraph 4.

2.
Grant. The Licensor hereby grants to the Licensee an exclusive license to use the Parking Space in the Parking Facility for the Term, together with the non-exclusive right to use all portions of the Parking Facility reasonably required for access to and from the Parking Spaces, subject to the terms and conditions contained herein. The Licence Agreement and all of its terms are subject to and conditional upon successful permitting and servicing.

3.
Use. The Licensee may use or permit an Authorized User to use a Parking Space for the purpose of erecting and operating one or two greenhouses of approximately 6000 sq. ft. each, and for no other purpose.

4.
Term. The Term of this License is for ten (10) years and will commence on the Effective Date with an option of two (2) five-year renewals subject to mutual agreement between the Licensee and Licensor. Early termination by the Licensor shall be subject to six (6) months written notice and only initiated by extreme circumstances beyond the Licensor's control such as Expropriation (as discussed in paragraph 7) or if the Licensee fails to pay rent or violates the agreement.

5.
RentalFee. The rental fee for the Parking Space is $4,800 per month, plus applicable taxes, or $2,400 for each level. In the event that the Licensee only requires exclusive use of one level, the Licensee will only pay a rental fee for that level and waive its rights to exclusive use of the other level between 8:00 and 18:00 hours.

6.
Assignment. The Licensee may not rent, sub-license or otherwise part with possession of  the Parking Spaces and it shall be used only for the purposes set out in paragraph 3 without the express written consent of the Licensor, Not withstanding the foregoing the Licensee may not assign, directly or indirectly, all or part of its rights or obligations under this License Agreement without the prior written consent of the Licensor, which consent shall not be unreasonably withheld or delayed.

7.
Expropriation. If at any time during the Term the Parking Facility is taken by any lawful  power or authority, with the express and or specific exception of the City of Vancouver, by the right of expropriation or some similar right or process, this License shall not terminate unless the Licensor, in its sole discretion, gives notice to the Licensee terminating the License on the date when the Licensor is required to yield up possession of the Parking Facility to the expropriating authority or unless, by operation of law, this License is terminated. Upon such termination, or upon termination b) operation of law, as the case may be, the Licensee shall immediately surrender its right to use a Parking Space and all its interest under this Agreement. In recognition of the fact that the Licensee would suffer significant losses associated with fixed costs incurred and business interruption losses (the "Expropriation Cost") if the Parking Space were expropriated each of the Licensor and the Licensee will co-operate with the other so that each will receive the maximum award to which it is entitled by law. If the whole or part of the site is expropriated, as between the Licensor and the Licensee this Lease will continue until the date upon which the expropriating Government Authority takes possession thereof, at which time either the Licensor or the Licensee may terminate this License and Gross Rent will be apportioned to the date of termination.

8.
Sale of Property. If at any time during the initial ten (10) year Term the Parking Facility is sold by the Licensor the Licensor will hold the Licensee harmless and will pay the Licensee an amount sufficient to reposition the structures and machinery installed on the licensed space ("the Repositioning Costs") plus an amount sufficient to cover lost profits during the period required to reposition the installation (the "Business Interruption Amount"). These costs shall not exceed the actual losses incurred by the Licensee as determined by an independent arbiter. .

9.
Change of Use. If at any time during the initial ten (10) year Term the Licensor changes the use of the Parking Facility whereby the Licensee can longer use the parking space as defined in paragraph 3 the Licensor will hold the Licensee harmless and will pay the Licensee an amount sufficient to reposition the structures and machinery installed on the licensed space ("the Repositioning Costs") plus an amount sufficient to cover lost profits during the period required to reposition the installation (the "Business Interruption Amount"). These costs shall not exceed the actual losses incurred by the Licensee as determined by an independent arbiter. .

10.	Improvements and Alterations.

(a)
The Licensees may install a security gate (the "Security Gate") in the Parking Facility to secure and segregate the parking spaces for Licensees in the Parking Facility that are accessible by the general public. The Licensees shall repair and maintain and, where necessary, replace structural parts of the Security Gate, all with reasonable dispatch and in a good and workmanlike manner, so as to keep the Security Gate in good condition and repair. The parties acknowledge and agree that all right, title, interest, and maintenance in the Security Gate is vested in the Licensee.

(b)	The Licensee has the right, subject to approval of the Licensor, to affix signage consistent with the Use defined in paragraph 3.

11.	Indemnity by Licensee.

(a)
The Licensee shall at all times indemnify and render harmless the Licensor, itsdirectors, officers, employees and consultants from and against all losses, costs (including legal fees and disbursements), claims, demands, awards, judgments, actions and proceedings by whomsoever made, brought or prosecuted in respect of loss of, damage to or destruction of property or personal injury (including death) arising out of, attributable to or in any way connected:

(i)	any breach, violation, or non-performance of the terms, covenants and obligations on the part of the Licensee set out in this License;

(ii)	any damage to the Parking Facility occasioned by the use of the Parking Facility by the Licensee or the Licensee's Authorized Users; and

(iii)	any injury to or death of any person resulting from the use of the Parking Facility by the Licensee or the Licensee's Authorized Users.

(b)
The Licensee and Authorized Users shall use the Parking Spaces at their sole risk, and the Licensor shall not be liable for any loss, injury or damage caused to persons using a Parking Space or the Parking Facility or to automobiles or to the greenhouse structure(s), their contents or any other property. The responsibility for insuring against any such loss, injury or damage is that of the Licensee, who hereby waives, on behalf of itself and its insurers, any rights of subrogation against the Licensor.

(c)
The Licensee shall he responsible for damages to the Parking Facility caused by the Licensee save and except damage caused by or attributable to fair or ordinary wear and tear, fire, storm, tempest or other cause, including fortuitous event, or irresistible force beyond the control of the Licensee. The Licensee shall indemnify and save harmless the Licensor, its directors, officers, employees and consultants from and against any and all liabilities, losses, damages, costs, expenses, causes of actions, claims, suits, judgments and reasonable investigation and legal expenses in connection with, or arising from any claim with respect to damage to property or persons arising from the presence of groundwater waste, special waste or toxic substance deposited or released on the Parking Facility by the Licensee or any of its guests, invitees, contractors, subcontractors or Authorized Users except and to the extent caused by the negligence or wilful act of the Licensor. The Licensor will do all in its power to prevent and address any such issue of contamination, and notify Licensee immediately.

(d)
The Licensee shall provide proof of general liability insurance in the amount of 55,000,000 (Five Million Dollars) naming The Parking Corporation of Vancouver, EasyPark and The City of Vancouver as additionally insured.

12.	Survival of Indemnities. The indemnifications contained in paragraph 11 of this License shall survive the termination of the License, despite anything in this License to the contrary.

13.	Licensor's Obligations. The Licensor covenants and agrees that until the expiry or earlier termination of the Term, the Licensor shall:

(a)
maintain free, easy and open access to and from the Parking Facility, the Parking Spaces, and onsite washrooms 24 hours a day and 7 days a week, for the Licensee and the Authorized Users, In the event of an occurrence beyond the Licensor's control, and not caused by the Licensee or the Licensee's Authorized Users, the Licensor shall use all reasonable commercial efforts to remedy the impediment promptly;

(b)
maintain and operate the Parking Facility as required to keep it in an appropriate standard for parking lots in the vicinity, including without limiting the foregoing, utilities, painting, parking lot striping and general signage;

(c)	undertake such reasonable repairs, replacements and improvements to the Parking Facility as are required to keep it in an appropriate standard for parking lots in the vicinity;

(d)	comply with parking requirements of any statutes, by-laws, rules, regulations and resolutions of any provincial, municipal, or other competent authority, which are applicable to the Parking Facility;

(e)	maintain the existing lighting of the Parking Facility in good repair;

(f)	enforce the rights of the Licensee and Authorised Users to use the Parking Space so that the Licensee and Authorised Users may access the Parking Spaces; and

(g)	maintain reasonable security and safety measures at the Parking Facility as is consistent with the Licensor's other parking facilities in the City of Vancouver located in similar neighbourhoods.

(h)	permit Licensee access to the Parking Space on an as needed basis at all times ofthe day 365 days per year;

14.	Licensee's Obligations. The Licensee covenants and agrees as follows:

(a)
to leave the Parking Facility at the expiration of the Term in substantially the same condition and state of repair as received by the Licensee at the beginning of the Term, including the removal of any improvements constructed upon any of the Parking Spaces by or at the request of the Licensee, except for damage as a result of normal wear and tear, fire, storm, tempest or other cause, including fortuitous event, or irresistible force, beyond the reasonable control of the Licensee;

(b)
not to make any alterations or improvements to the Parking Facility or Parking Spaces except with the Licensor's express prior written consent, which consent for alterations and improvements consistent with and required for approved uses defined in paragraph 3 shall not be unreasonably withheld by the Licensor,

(c)
to abide by and conform and to cause the Licensee's Authorized Users to abide by and conform to reasonable rules, regulations and orders as may be established by the Licensor from time to time with respect to the use of the Parking Facility and the Parking Spaces upon written notice of same to the Licensee;

(d)
to comply with and abide by and to cause the Authorized Users to abide by and conform to all applicable statutes, by-laws, rules, regulations, resolutions and orders of every competent federal, provincial, municipal, regional and other statutory authority, which relate to the Parking Facility and the Parking Spaces and the Licensee's use of a Parking Space;

(e)
to not release, dump or spill or permit to be released, dumped or spilled on any part of the Parking Facility or a Parking Space, any waste or special waste (as defined by the Environmental Management Act (British Columbia), as amended) or any toxic substance (as defined in the Canadian Environmental Protection Act (Canada), as amended) or any matter which the British Columbia Ministry of Environment considers a risk to the environment or human health;

(f)	to be responsible for the removal, cleanup and cost associated with anycontamination, rubbish accumulation or damage caused by the Licensee or an Authorized User to any Parking Space;

(g)
to provide the Licensor with the make, model and plate numbers of all Licensee's and Authorised Users' vehicles utilizing a Parking Space, or cause to be displayed on each Licensee's and Authorised Users' vehicle utilizing a Parking Space any tags and/or window stickers provided by the Licensor, as required by the Licensor's rules and regulations, as established from time to time;

(h)	to provide access to the Parking Facility to the Licensor for site inspections, repair, maintenance and cleaning;

(i)	to comply with all City of Vancouver bylaws pertaining to permits, licensing, noise and light pollution.

15.
Encumbrances. The Licensee shall not allow or permit to remain, but shall remove and discharge or cause to be removed and discharged promptly at its cost and expense any lien, encumbrance, charge or claim of lien (collectively, a "Lien") upon the Lands by reason of labour or material furnished or claimed to have been furnished to or for the Licensee in connection with any improvements to the Parking Spaces. The Licensee shall take all steps necessary to have any Lien discharged immediately upon receipt of notice of the existence thereof, including the payment of all monies necessary to effect such discharge. In the event the Licensee shall fail to take immediately all such actions necessary to discharge any Lien, the Licensor shall be entitled to take all such steps and the Licensee shall forthwith reimburse the Licensor for any and all expenses incurred by the Licensor in effecting such discharge, including all legal fees on a solicitor and his own client basis.

16.	Licensee's Default and Cure.

(a)
In the event that the Licensee is in default of its obligations under this License, theLicensee shall have a reasonable amount of time from receiving written notice of such default from the Licensor in which to remedy the default to the Licensor's satisfaction. If the Licensee does not cure the default within the reasonable amount of time after receiving notice from the Licensor, the Licensor may remedy the default and require payment from the Licensee of all costs incurred in remedying the default;

(b)	In the event that a default shall occur and continue after the above periods, the Licensor, in addition to all other rights it may have, may:

(i)
immediately terminate this License and the Term by giving written notice to the Licensee, and the Licensee shall immediately vacate the Parking Facility and the Licensor may re-enter and take possession thereof; and

(ii)	the Licensor may perform the covenant or condition required to beperformed or observed by the Licensee and the costs of doing so shall be a debt from the Licensee to the Licensor.

17.	Waiver. The failure by the Licensor to strictly enforce its rights under this License shall be deemed not to be waiver of any such right in respect of any continuing or future default or breach.

18.	Entire Agreement. The Licensor and the Licensee acknowledge and agree that:

(a)	the Licensor has made no representations, agreements (verbal or otherwise) to or with the Licensee other than those contained in this License;

(b)	no agreement which is collateral to this License shall be binding upon the Licensor or the Licensee unless made in writing and signed by the parties; and

(c)	this License constitutes the entire agreement between the Licensor and the Licensee in respect of the use of the Parking Spaces.

19.	Enurement. This License shall enure to the benefit and be binding upon the parties hereto and each of their respective heirs, executors, administrators, successors and permitted assigns.

20.	Governing Law and Jurisdiction.This License shall be exclusively governed by and construed in accordance with the laws of the Province of British Columbia and the parties

21.
Counterparts.  This License may be executed originally or by facsimile and in any number of counterparts, and each executed counterpart shall be considered an original. All executed counterparts taken together shall constitute this License.

IN WITNESS HEREOF the parties hereto have executed this License as of the Effective Date.

Date:	April 5, 2012	PARKING CORPORATION OF VANCOUVER

		Per:	/s/ Mel McKinney
Mel McKinney
Authorized Signatory

Date:	April 5, 2012	LOCAL GARDENS VANCOUVER INC.

		Per:	/s/ J.M. Hamilton
J.M. Hamilton, CFO
Authorized Signatory

DATED FOR REFERENCE:APRIL 1, 2012

BETWEEN:

LOCAL GARDEN VANCOUVER INC.

as Assignor

AND:

VANCITY CAPITAL CORPORATION

as Assignee

ASSIGNMENT OF SPECIFIC CONTRACT
(LICENSE AGREEMENT)

MILLER THOMSON LLP
Barristers & Solicitors
1000 – 840 Howe Street
Vancouver, BC V6Z 2M1

Telephone: 604 687 2242

Attn: Brent Clark

File No. 143280.0004